Baudax Bio Q2 Update August 5, 2021

Forward Looking Statements     This presentation contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements reflect Baudax Bio’s expectations about its future performance and opportunities that involve substantial risks and uncertainties. When used herein, the words “anticipate,” “believe,” “estimate,” “may,” “upcoming,” “plan,” “target,” “goal,” “intend,” and “expect,” and similar expressions, as they relate to Baudax Bio or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information available to Baudax Bio as of the date of publication on this internet site and are subject to a number of risks, uncertainties, and other factors that could cause Baudax Bio’s performance to differ materially from those expressed in, or implied by, these forward-looking statements. These risks and uncertainties include, among other things, risks related to the ongoing economic and social consequences of the COVID-19 pandemic, including any adverse impact on the commercial launch of ANJESO® or disruption in supply chain, Baudax Bio’s ability to maintain regulatory approval for ANJESO, Baudax Bio’s ability to successfully commercialize ANJESO; the acceptance of ANJESO by the medical community, including physicians, patients, health care providers and hospital formularies; Baudax Bio’s ability and that of Baudax Bio’s third party manufacturers to successfully scale-up the commercial manufacturing process for ANJESO, Baudax Bio’s ability to produce commercial supply in quantities and quality sufficient to satisfy market demand for ANJESO, Baudax Bio’s ability to raise future financing for continued product development, payment of milestones and ANJESO commercialization, Baudax Bio’s ability to pay its debt and satisfy conditions necessary to access future tranches of debt, Baudax Bio’s ability to comply with the financial and other covenants under its credit facility, Baudax Bio’s ability to manage costs and execute on its operational and budget plans, the accuracy of Baudax Bio’s estimates of the potential market for ANJESO, Baudax Bio’s ability to achieve its financial goals; and Baudax Bio’s ability to obtain, maintain and successfully enforce adequate patent and other intellectual property protection. These forward-looking statements should be considered together with the risks and uncertainties that may affect Baudax Bio’s business and future results included in Baudax Bio’s filings with the Securities and Exchange Commission at www.sec.gov. These forward-looking statements are based on information currently available to Baudax Bio, and Baudax Bio assumes no obligation to update any forward-looking statements except as required by applicable law.

Q2 2021 units sold of ANJESO matched cumulative units for 2020

Units sold to all customers: Strong Q/Q growth in Q2 2021 (30% growth vs. Q1’21)

Number of vials sold to end-user Hospitals and ASCs grew 46% from Q1’21 to Q2’21

Deepening Usage in existing Hospital customers plus growth in new ASCs contributed to strong Q2 sales 55% growth in existing Hospital units 150% growth in units to new ASC customers

Account Usage Continues to Expand Quarterly units sold per account increased 40% from Q1’21 to Q2’21

Current team focused on developing advocacy, P&T submissions and pull through with core customer. Baudax Field Teams Deployed virtual reps in December for outreach to hospitals not currently targeted Tele Sales: Extend Hospital Reach Surgical & Medical Device Consultants engaged to accelerate access and uptake with targeted customers and accounts Territory Advisors Accelerate Access Deployed virtual Ortho reps in late January with previous relationships to expand access and reach in Orthopedics Tele Sales: Extend Ortho Reach Cost-Effective & Innovative Approach Continues

Income Statement – Q2’21 versus Q2’20